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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      MCDONALD & COMPANY INVESTMENTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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                             PROSPECTUS SUPPLEMENT
                                    KeyCorp
                                 Common Shares,
                          With a Par Value of $1 Each

                           PROXY STATEMENT SUPPLEMENT
                      McDonald & Company Investments, Inc.
                        Special Meeting of Stockholders
                        To be Held on September 15, 1998

     This Supplement, dated September 3, 1998, supplements the information provided in the Proxy Statement-Prospectus dated August 14, 1998 and first mailed to stockholders of McDonald & Company Investments, Inc. on August 14, 1998, relating to the proposed merger transaction in which KeyCorp will acquire McDonald & Company Investments, Inc. You should read the information contained in this Supplement together with the Proxy Statement-Prospectus.

     As described in the Proxy Statement-Prospectus, each share of McDonald & Company common stock that you hold will be converted in the merger into the right to receive a number of KeyCorp common shares (known as the exchange ratio). The exchange ratio varies depending on KeyCorp's average common share price for a specified period before the merger, and its calculation is described in detail in the Proxy Statement-Prospectus.

     Since the date of the Proxy Statement-Prospectus, there has been substantial volatility in U.S. and foreign stock markets. On several recent days, KeyCorp common shares traded below $29.00 on the New York Stock Exchange. For example, the last reported sale prices of the KeyCorp common shares on the New York Stock Exchange on August 31, September 1 and September 2, 1998 were $25.50, $28.4375 and $28.4375, respectively. In light of this market volatility, this Supplement provides additional examples of the outcomes that could result if the average closing price of KeyCorp common shares is below $29.00 for the ten New York Stock Exchange full trading days (on which the stock is traded) ending on the fifth full trading day before the scheduled closing date of the merger. Under these circumstances, the following may occur in accordance with the merger agreement:

     - McDonald & Company Board Does Not Exercise Right to Abandon Merger. If the McDonald & Company Board of Directors does not exercise McDonald & Company's right under such circumstances to abandon the merger, which would not require any action of the McDonald & Company stockholders, the merger would proceed (assuming all other relevant conditions to closing were satisfied) and the exchange ratio would remain fixed at 1.06 KeyCorp common shares for each share of McDonald & Company common stock. For example, an average closing price for KeyCorp common shares equal to $27.00 would result in an exchange ratio of 1.06 KeyCorp common shares for each share of McDonald & Company common stock, representing a value of $28.62 based on the average closing price; an average closing price for KeyCorp common shares equal to $25.00 would similarly result in an exchange ratio of 1.06 KeyCorp common shares for each share of McDonald & Company common stock, but the value of the consideration would decline to $26.50 based on the average closing price.

     - McDonald & Company Board Exercises Right to Abandon Merger. The McDonald & Company Board of Directors could, without any action of the McDonald & Company stockholders, exercise McDonald & Company's right under such circumstances to abandon the merger. Thereafter:

             Either (a) KeyCorp Increases Exchange Ratio. KeyCorp could, within a specified period of time, prevent the termination of the merger agreement by increasing the exchange ratio according to an agreed formula set out in the merger agreement in order to provide a value of approximately $30.76 per share of McDonald & Company common stock. If KeyCorp increases the exchange ratio, no further action by the McDonald & Company stockholders will be necessary to complete the merger.

             Or    (b) KeyCorp Terminates Merger. If KeyCorp does not increase the exchange ratio within a specified period of time, the merger agreement will terminate in accordance with its terms and the merger will not take place, in which case McDonald & Company stockholders would continue to hold McDonald & Company common stock.

     The above examples supplement the exchange ratio examples contained in the Proxy Statement-Prospectus, including, in particular, those examples contained in the letter to stockholders and on the front cover and pages 2, 3, 23 and 24 of the Proxy Statement-Prospectus. Both the exchange ratio and McDonald & Company's right to abandon the merger are based on the average closing price of KeyCorp common shares for the ten New York Stock Exchange full trading days (on which the stock is traded) ending on the fifth full trading day before the scheduled closing date of the merger. Accordingly, both the actual value that you would receive for your McDonald & Company common stock in the merger and whether McDonald & Company would have the right to abandon the merger will not be known until shortly before the scheduled closing date of the merger. It is currently anticipated that the merger will occur in the fourth calendar quarter of 1998.

     In determining whether or not to exercise McDonald & Company's right to abandon the merger if the average closing price of KeyCorp common shares is below $29.00 for the ten trading days ending on the fifth trading day before the scheduled closing date, the McDonald & Company Board of Directors would consult with its financial and legal advisors. In addition, the McDonald & Company Board of Directors would consider many of the same factors that it considered in determining whether to approve and adopt the merger agreement, including the applicable principal factors appearing on pages 17 and 18 of the Proxy Statement-Prospectus. In particular, the McDonald & Company Board would analyze, among other factors, whether the then current consideration to be received in the merger (at an exchange ratio of 1.06) would deliver more value to McDonald & Company stockholders than the value that could be expected in the event McDonald & Company were to continue as an independent company (which would occur if the McDonald & Company Board were to exercise McDonald & Company's right to abandon the merger and KeyCorp determined not to increase the exchange ratio). In addition, it would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio remains fair from a financial point of view to the holders of shares of McDonald & Company common stock.

     It is important that your shares be represented at the special meeting of stockholders of McDonald & Company to be held on September 15, 1998. You will find a proxy card enclosed with this Supplement identical to the one you received with the Proxy Statement-Prospectus. If you have not previously returned your proxy card, or if you wish to revoke a previously submitted proxy, please sign, date and mail the enclosed proxy card in the return envelope provided. Stockholders who attend the special meeting may revoke their proxies and vote in person.

SUPPLEMENT DATED SEPTEMBER 3, 1998 AND FIRST MAILED TO STOCKHOLDERS ON SEPTEMBER
                                    3, 1998.

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